Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT NORMALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE IDENTIFIED AS [***].

January 21, 2026

Via E-Mail

Sandeep Kulkarni, MD

[***]

Dear Sandeep,

Congratulations! I am delighted to make you an offer for the full-time position of Chief Executive Officer for Zura Bio Limited and the Zura Bio Group of companies (including Zura Bio Inc., a subsidiary of Zura Bio Limited, together with its affiliated companies (the “Company”)) reporting to the Company’s Board of Directors (the “Board”), with such offer subject in all respects to the authorization and approval of the Board. Your anticipated start date is January 21, 2026, subject to final Board approval. While you will primarily provide services from your home in Florida, you may be required to engage in occasional travel in accordance with the needs of the business. While the Company is remote based, we think it is important to stay connected.

The terms of our offer, subject to final approval by the Board, are as follows:

Duties and Extent of Service

As a full-time employee for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as may be assigned to you from time to time by the Board and which may relate to the business of the Company and/or of Zura Bio Group. If you join the Company as Chief Executive Officer, you agree to abide by the rules, regulations, instructions, personnel practices, policies and procedures of the Company and Zura Bio Group and any changes therein which may be adopted from time to time. You will be expected to devote your time and effort to the business and affairs of the Company and/or Zura Bio Group to the extent necessary to fully perform your duties. You will be expected to employ your best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with your duties and responsibilities hereunder; provided, however, that you may manage your personal investments and affairs and participate in non-profit, educational, community or philanthropic activities, in each case to the extent that such activities (individually or in the aggregate) do not materially interfere with the performance of your duties and are not in conflict with, or pose a potential conflict with, the reasonable business interests of the Company, or otherwise compete with the Company. During your employment with the Company, you may provide services to (or join the board of directors of) either (x) non-profit, educational or community boards; or (y) such other entity that is engaged in for-profit business that is not related to or is not in the same industry in which the Company engages in business at the time of such engagement without the Board’s advance approval, so long as such arrangement will not otherwise violate the terms of your employment or the practices, policies and procedures of the Company.  You agree to obtain the Board’s approval in advance prior to providing services to (or joining the board of directors of) any entity that is engaged in for-profit business that is related to or in the same industry in which the Company engages in business at the time of such proposed engagement.  For avoidance of doubt, you may not accept employment with any other entity during your employment with the Company pursuant to this offer letter.

Board Service

You are currently a member of the Board, and your continued service as a member of the Board shall be for no additional compensation.

Base Salary, Annual Bonus, and Other Considerations

The Company will pay you an annualized base salary of $655,000 USD, paid semi-monthly, less payroll deductions, required taxes, withholdings and payable in accordance with the Company’s standard payroll practices. This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and you are not eligible for overtime. Your salary and any bonus will be subject to customary federal, state, and local taxes and withholdings.

You will also be eligible to earn an annual discretionary bonus, with a target bonus amount of 55% of your annual base salary (the “Annual Bonus”). The amount of the Annual Bonus, if any, will be determined at the sole discretion of the Board and based, in part, on your performance and the performance of the Company. The Annual Bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Benefits

As a Company employee, your eligibility to participate in the Company employee benefit plans and fringe benefits will depend on whether you meet the eligibility terms of the applicable plans, as may be in place from time to time.

Equity Grants

Subject to approval by the Board and the Compensation Committee thereof, you will receive the following equity awards, in each case, also subject to (i) the terms and conditions of an equity incentive plan maintained by the Company and equity award agreements thereunder (including applicable vesting criteria) and (ii) your acceptance and signing of each such equity award agreement:

•	As soon as practicable following your employment start date, you will receive an option to purchase 2,934,107 Class A ordinary shares of the Company (the “New-Hire Option Award”) to be vested over 4 years, with 25% vesting on the first anniversary of the applicable vesting commencement date and the remainder vesting quarterly thereafter, as set forth in the equity award agreement governing the New-Hire Option Award and subject to your continued employment with the Company through each applicable vesting date.

•	As soon as practicable following your employment start date, you will receive an option to purchase 505,881 Class A ordinary shares of the Company, vesting in full on the first date upon which both of the following performance goals are achieved, subject to your continued employment as CEO with the Company through such date (the “Performance Option Award”): (a) the Company’s completion of a [***] equity capital raise prior to [***], and (b) the volume-weighted average price of a Class A ordinary share of the Company equals or exceeds [***] over a period of 30 consecutive trading days, prior to December 31, 2030, as set forth in the equity award agreement governing the Performance Option Award.

•	If and when the Board determines to approve 2026 annual equity awards for members of the Company’s management team, you will be eligible to receive an annual award, alongside all other employees, consistent with the philosophy utilized for other senior management (the “2026 Annual Option Award”). To the extent granted, the 2026 Annual Option Award will be subject to such terms and conditions, including vesting and forfeiture provisions, as determined in the Board’s sole discretion.

•	In the event of a Change in Control, as that term is defined in the applicable equity plan, the New-Hire Option Award, the Performance Option Award, and the 2026 Annual Option Award will be subject to the terms applicable to a Change in Control as set forth in the applicable equity plan.

Nondisclosure and Developments

The Company is considering this offer to you based upon your general knowledge, background, experience and skills and abilities and not because of your knowledge of your current employer’s or any previous employer’s trade secrets or other confidential information. You should be extremely careful not to bring to the Company any documents or other materials in tangible form belonging to or acquired from any current or prior employer. By signing this offer letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

As a condition of employment at the Company, on your start date, you will be required to sign the Company’s Employee Confidential Information & Inventions Agreement (“CIIA”), in which you agree, among other things, not to disclose to the Company or use in your employment with the Company any confidential or proprietary information or trade secrets of any current or prior employer.

At-Will Employment

This offer letter is not a contract of employment for any specific or minimum term and the employment the Company is considering offering you is terminable at will. This means that our employment relationship will be voluntary and based on mutual consent. You may resign your employment, and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and any future representations to the contrary are also void and should not be relied upon unless they are contained in a formal written employment contract signed by an officer of the Company and expressly stating the Company’s intent to modify the at-will nature of your employment. You will be eligible to participate in the Company’s Executive Severance Benefit Plan (the “Severance Plan”) under the same terms and conditions as similarly-situated executives of the Company. The terms and conditions of your participation in the Severance Plan are set forth in the enclosed Participation Agreement which you must timely execute and return to us (the Severance Plan, along with the Participation Agreement, the “Severance Terms”).

Arbitration

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this offer letter, the CIIA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Delaware by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/). This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this offer letter, if challenged by either party, shall be decided by a federal court located in the state in which the arbitration takes place. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You shall be responsible for any filing fee associated with initiating arbitration through JAMS and the Company shall be responsible for all other arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your CIIA and/or as may be permissible under any state or federal law that provides for fee shifting. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any rendering of any portion of this arbitration provision void or unenforceable, as determined by a court of competent jurisdiction, shall not affect the validity of the remainder of the arbitration provision. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if you intend to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

Background Checks; Eligibility to Work in the United States

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer is contingent upon a clearance of such a background investigation and/or reference check.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

Entire Agreement; Amendment

Subject to approval by the Board of Directors and your acceptance of the terms hereof and commencement of employment with the Company by January, 2026, this offer letter will constitute the entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby. No prior agreement between you and the Company, whether written or oral, shall be construed to change or affect the operation of this offer letter in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this offer letter is hereby revoked and superseded. Subject to the foregoing, in the event of a conflict between this offer letter and the separate written agreements referenced herein, the terms of this offer letter shall govern.

This offer letter may be amended or modified only by a written instrument executed both by you and an authorized officer of the Company. If any portion of this offer letter shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this offer letter shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect as if the invalid or unenforceable term or portion thereof had not existed within this offer letter.

This contingent offer of employment will expire if not accepted by you and approved by the Board of Directors, and all terms are contingent upon the approval of the Board of Directors and your commencement of work on or before January, 2026. If the terms of this contingent offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions herein.

We are enthusiastic about this opportunity for you to join the Company in this new capacity!

Warm regards,

/s/ Amit Munshi
Amit Munshi
Chairman

Acceptance: I have read the terms of this contingent offer of employment, and I accept and agree to them.

Signature: /s/ Sandeep Kulkarni
Print Name: Sandeep Kulkarni
Date: January 21, 2026